CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces Acquisition
of a Nine-Clinic Physical Therapy And Hand Therapy Practice

Houston, TX,  April 1, 2024   – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, announced the acquisition of a physical therapy and hand therapy practice with nine clinic locations.
USPH acquired a 50% equity interest in the practice for a purchase price of $16.4 million, with the current practice owners retaining a 50% interest. The business currently generates approximately $11.4 million in annual revenues and approximately 65,000 annual visits.

Chris Reading, Chief Executive Officer, said, “This will be a great partnership addition to an already strong market for us.  Our newest partners have done an exceptional job with a nicely developed workers comp centric mix of business and an appetite to grow in this and surrounding markets.”

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 678 outpatient physical therapy clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 41 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.